Exhibit 10.67

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of January, 2017, by and between Arrhythmia Research Technology, Inc. (“ART”), with its principal place of business located in Fitchburg, Massachusetts, and Derek T. Welch (“Executive” or “Employee”), who resides in Lunenburg, Massachusetts.  ART and Employee are collectively referred to herein as the “Parties.”

WHEREAS, ART desires to retain the services of Employee as Chief Financial Officer ART and its subsidiary, Micron Products, Inc. (“Micron”) (collectively referred to herein as “the Company” or “the Companies”), and Employee desires to be employed by ART in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and undertakings herein, each party agrees as follows:

1.       Employment and Duties.  ART hereby agrees to employ Employee, and Employee hereby accepts employment, as Chief Financial Officer of the Companies, upon the terms and conditions hereinafter set forth, both Parties expressly revoking any and all prior employment agreements between them.  In his capacity as Chief Financial Officer, Employee, to the best of his abilities, shall be responsible for performing the duties commensurate with his position.  Employee shall report to ART’s President and Chief Executive Officer (the “CEO”), and Employee agrees to perform such duties as the CEO may assign to him.

Employee agrees that he is an employee-at-will, and, as such, his employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either Employee or ART.

If Employee dies or becomes totally disabled during the term of this Agreement, Employee’s employment and salary shall terminate at the end of the month during which death or total disability occurs, and no other compensation or benefits shall be paid to Employee.  For the purposes of this Agreement, Employee shall be deemed to be “totally disabled” if he has been unable to perform his duties by reason of medical condition for 90 days in any 365-day period, all as determined in good faith by ART’s Board.

2.       Exclusive Services.  Employee agrees that he will, during the employment term, devote his entire working time, attention and best efforts to the performance of the duties as aforesaid and to the business and interests of the Companies, and he shall perform such duties as may be assigned to him ably, faithfully and diligently.  Employee shall not at any time or in any manner, either directly or indirectly, be involved in any other occupation while he is employed by ART unless agreed to specifically by ART’s CEO.  Employee hereby represents and warrants that he is not now subject to any agreement which is or would be inconsistent or in conflict with his obligations hereunder.

3.       Compensation.

(a)       Salary.  As compensation for the services to be rendered by Employee under this Agreement, ART agrees to pay, and Employee agrees to accept, a base salary at the

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annualized rate of $170,000.00, payable in accordance with the Company’s regular payroll practices, subject to withholding and other applicable taxes.

(b)       Bonus.  Employee shall be eligible to receive compensation under the Company’s Executive Incentive Plan.  The specific goals criteria and target for earning such compensation will be mutually agreed upon by the Parties within the context of the Employee Incentive Plan and in good faith by the Parties.

All of Employee’s compensation is subject to deductions for regular payroll taxes and withholding, as required by State and Federal law, as well as other deductions that Employee authorizes.

(c)       Fringe Benefits.  Employee also shall be entitled to the following benefits in each year of this Agreement:

(i)        Employee shall be eligible to participate in the Company’s various benefit plans (including health, dental, life, disability and retirement) on the same basis as the Company’s other employees; and

(ii)       Employee shall be eligible to receive the Company’s various paid time off benefits (including paid vacations and holidays) on the same basis as the Company’s other employees.

4.       Confidentiality.  Employee is aware that the Companies develop and utilize, and that he has had and will continue to have, access to valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about the Companies’ trade secrets, mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers or clients, products, services, know-how, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to the Companies which are not in the public domain (“Confidential Information”), all of which constitutes a valuable part of the assets of the Companies which the Companies seek to protect.

Accordingly, Employee shall not at any time during or after the termination of his employment by the Companies for any reason, reveal, disclose or make known to any person (other than as may be required by law or in the performance of his duties), or use for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Employee represents and warrants that he has not revealed, disclosed or made known to any person (other than as may be required by law or in the performance of his duties), or used for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Upon cessation of Employee’s employment, no documents, records or other matter or information belonging to the Companies, whether prepared by Employee or otherwise, and relating in any way to the business of the Companies, shall be taken or kept by Employee without the written consent of the Companies.

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5.       Non-Competition.  Employee acknowledges that, in the course of his employment by ART, he will have access to the Companies’ Confidential Information; and he will be intimately and directly involved in developing and maintaining the Companies’ goodwill and serving the Companies’ customers and prospective customers.  Accordingly, Employee agrees that:

(a)       during his employment by ART and for a period of two  (2) years after such employment has ceased for any reason, Employee shall not, without the prior written consent of ART:

(i)        directly or indirectly solicit or accept any business substantially similar to that done by any of the Companies from any person, company, firm or organization, or any affiliate of the foregoing, which is or was a customer or active prospect of any of the Companies during the two (2) year period prior to the end of Employee’s employment at ART,  for or on account of any individual, business enterprise, firm, partnership, association or corporation other than the Companies; or

(ii)       directly or indirectly solicit the employment of, entice away, or in any other manner persuade or attempt to persuade any person employed by any of the Companies to leave such employment; or

(b)       during his employment by ART and for a period of six  (6)  months after such employment has ceased for any reason, Employee shall not, without the prior written consent of ART directly or indirectly engage in, assist or have an interest in (whether as proprietor, partner, investor, stockholder, officer, director of any type of principal), or enter the employment of or act as an agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise which is, or is about to become, directly or indirectly engaged in any business which is directly or indirectly competitive with any of the Companies; provided that Employee may own less than five percent (5%) of the outstanding equity securities of a corporation that is engaged in such a competitive business if the equity securities of such corporation are publicly traded and registered under the Securities Exchange Act of 1934; provided, however, that the post-employment restrictive period contained in this Section 5(b) shall be extended to (i) one (1) year if Employee’s employment terminates for Cause (as defined in Section 8(a) below), in connection with a Change in Control (as defined in Section 8(b) below), or as a result of his resignation, or (ii) two (2) years with respect to any such engagement with or interest in Select Engineering in Fitchburg, MA.

6.       Innovations.

(a)       Employee hereby assigns, transfers and conveys to ART and its successors and assigns the entire right, title, and interest in any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using any of the Companies’ data or facilities) (collectively, “Innovations”) which Employee makes, authors, conceives, reduces to practice or otherwise acquires during any period of his employment by ART (either solely or jointly with others), and which are related to the Companies’ present or planned business, the Companies’ services or products, and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and

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elsewhere, relating thereto.  The Innovations shall be the sole property of ART and shall at all times be held by Employee in a fiduciary capacity for the sole benefit of ART.

(b)       All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by Employee as works made for hire, with the understanding that ART shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  The foregoing notwithstanding, to the extent that any such Innovations is not deemed a work made for hire, Employee hereby assigns to ART the entire right, title, and interest in such Innovations and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(c)       Employee shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of ART at all times.  Employee shall promptly disclose to ART the details of any and all such Innovations and shall provide ART with all information relative thereto.  Employee, without further compensation, shall fully cooperate with and assist ART in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that ART may request, to secure and enjoy the full benefits and advantages of such Innovations, including executing any and all documents that ART deems necessary to obtain, maintain, and/or enforce its rights in such Innovations and providing any testimony required to obtain, maintain, and/or enforce such Innovations.  Employee agrees, for himself, and his heirs, legal representatives and assigns, without further compensation, to execute further assignments and other lawful documents as ART may reasonably request to effectuate fully this assignment. Employee understands that his obligations under this section shall continue after the termination of his employment by ART.

7.       Injunctive Relief.  Employee acknowledges that the restrictions contained in Sections 4,  5 and 6 above, in view of the nature of the business in which the Companies are engaged, are reasonable and necessary to protect the legitimate interests of the Companies.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of Sections 4,  5 or 6 may be inadequate, that such violations may cause irreparable injury within a short period of time, and that the Companies shall be entitled to seek preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Companies shall have in law and equity for the enforcement of those covenants and provisions.

8.       Severance Benefits.

(a)       Termination Without Cause Severance Benefits.  As set forth in Section 1 above, Employee’s employment by ART is on an at-will basis.  However, in the event of that Employee’s employment is involuntarily terminated without Cause (as defined below) and for reasons unrelated to Employee’s death or disability, or a Change of Control (as defined below), (i) the Company will pay Employee severance in an amount which is equivalent to his weekly salary (at the rate then in effect) for eighteen (18) weeks, and (ii) if Employee is a participant in ART’s group health plan and he elects continuation of coverage either under COBRA or an Exchange under the Affordable Care Act,  ART will reimburse him in an amount equal to the Company’s share of his prior health and dental insurance premium payment covering his 18-week severance period.

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For the purposes of this Section 8(a),  “Cause” means (i) willful and deliberate misconduct by Employee, such as being under the influence of drugs or alcohol on the job, dishonesty, misappropriation of assets, insubordination or refusal to follow reasonable directives and other misconduct of comparable magnitude and kind; (ii) willful neglect of duty or other material breach of this Agreement by Employee; (iii) commission of any act of fraud involving ART, involvement in any material conflict of interest or self-dealing involving ART, or conviction of a felony or any offenses involving moral turpitude or any criminal offense involving ART; (iv) any act or omission by Employee which has a material adverse effect on the business activities, financial condition, affairs or reputation of ART; (v) violation of any of ART’s policies or (vi) Employee’s failure or refusal to perform a substantial or important portion of his duties under this Agreement (for a reason other than illness or incapacity), which failure or refusal continues for thirty (30) days after ART’s written notice to Employee, which notice reasonably informs him of such failure or refusal, and he fails to cure such failure within such 30-day period (the determination as to whether the Employee has cured such failure will be determined by ARTs Board in its sole discretion).

(b)       Change-in-Control Severance Benefits.  In the event that Employee’s employment involuntarily terminates as a result of ART’s “change in control” (as defined below), Employee will be paid severance in an amount which is equivalent to his regular bi-weekly salary (at the rate then in effect) for a period of twenty-four (24) months; provided, however, that Employee will not be entitled to such severance payments or the continuation of such severance payments, as the case may be, if Employee violates any of his obligations under Sections 4,  5 or 6 above.  For the purposes of this provision, a “change of control” is defined as (i) a merger or consolidation of ART in which the stockholders of ART immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity, and is a change of ownership under Treasury Regulations Section 1.409A-3(i)(5)(v) or a change in effective control of ART under Treasury Regulation Section 1.409A-3(i)(5)(vi) or (ii) the sale of a substantial portion of ART's assets, as defined under Treasury Regulation Section 1.409A-3(i)(5)(vii), in one transaction or in a series of related transactions.

(c)       Separation Agreement.  As a prerequisite to receiving any severance pay or benefits under this Agreement, Employee shall be required to sign a separation agreement, including a release of claims against ART and its affiliated entities, and their employees, officers, and directors.  Such severance payments shall be paid according to ART’s regular payroll schedule and shall be subject to and reduced by regular payroll taxes and withholding, and the first installment of the severance payments shall be paid on the Company’s first regular pay day following the expiration of the separation agreement’s seven-day revocation period.

(d)       Section 409A.  This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted and construed and administered consistent with that intent.  Without limiting the foregoing, the use of the concept of “termination of employment” shall mean a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-3(a)(1).

9.       Mediation/Arbitration of Disputes.   In the event of a dispute between the Parties,  Employee and ART agree to work cooperatively to resolve the dispute amicably at appropriate,

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mutually determined management levels.  In the event that a resolution at such management levels does not occur, either party may submit the dispute to mediation.  Both Parties shall agree on one mediator and participate in said mediation in good faith.  If the matter has not been resolved pursuant to mediation within sixty (60) days of the commencement of such procedure, which may be extended by mutual agreement of the Parties, the dispute shall be settled by final and binding arbitration in Worcester, Massachusetts in accordance with the rules then prevailing of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and each party shall bear his or its own costs, including attorneys’ fees.  Notwithstanding the foregoing, any dispute relating Employee’s obligations pursuant to Sections  4,  5, and 6 above shall not be subject to the mediation/arbitration provisions set forth in this Section.

10.       Agreement Binding Upon Successors.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries, provided, however, that Employee may not delegate his duties and obligations hereunder to any other person, and further provided that no assignment of this Agreement by ART shall relieve ART of any of its obligations under the terms of this Agreement.

11.       Waiver of Breach.  The waiver of either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either ART or Employee.  The failure to enforce any provision(s) of this Agreement shall not be construed as a waiver of such provision(s).

12.       Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Each provision of this Agreement or part thereof shall be severable.  If for any reason any provision or part thereof of this Agreement is finally determined to be invalid and contrary to, or in conflict with any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind each party.

13.       Notices.  Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address listed below for the Parties, or to such other address as any party may hereafter direct in writing to the other party.

To ART:	To Employee:
Salvatore Emma, Jr.	Derek T. Welch
President & Chief Executive Officer	405 New West Townsend Rd
Arrhythmia Research Technology, Inc.	Lunenburg, MA 01462
25 Sawyer Passway
Fitchburg, MA 01420

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14.       Entire Agreement; Amendment.  This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements between the Parties.  It may not be changed orally but only by an agreement in writing signed by both Parties hereto.

15.       Governing Law.  This Agreement is made in, and shall be governed by, the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed and delivered this Agreement to be effective as of the day and year first above written.

ARRHYTHMIA RESEARCH
TECHNOLOGY, INC.

	By:	/s/ Jason R. Chambers
Witness		Jason R. Chambers
Chairman of the Board

EMPLOYEE

/s/ Derek T. Welch
Witness		Derek T. Welch
Chief Financial Officer

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